Exhibit 99.1

HEALTHCARE SERVICES GROUP, INC. REPORTS RESULTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND
ANNOUNCES INCREASED SECOND QUARTER 2018 CASH DIVIDEND

Bensalem, PA — July 17, 2018 —Healthcare Services Group, Inc. (NASDAQ:HCSG) (the “Company”) reported that revenues for the three months ended June 30, 2018 increased to $503.7 million compared to $470.9 million for the same period in 2017. Net income for the three months ended June 30, 2018 was $25.8 million, or $0.35 per basic and diluted common share.

Revenues for the six months ended June 30, 2018 increased to $1.0 billion compared to $875.4 million for the same period in 2017. Net income for the six months ended June 30, 2018 was $25.9 million, or $0.35 per basic and diluted common share.

In addition, our Board of Directors declared a quarterly cash dividend of $0.19375 per common share, payable on September 28, 2018 to shareholders of record at the close of business on August 24, 2018. This represents the 61st consecutive quarterly cash dividend payment, as well as the 60th consecutive increase since our initiation of quarterly cash dividend payments in 2003.

The Company will host a conference call on Wednesday, July 18, 2018 at 8:30 a.m. Eastern Time to discuss its results for the three and six months ended June 30, 2018. The call may be accessed via phone at 800-893-5360. The call will be simultaneously webcast under the “Events & Presentations” section of the investor relations page on our website, www.hcsg.com. A replay of the earnings call may be accessed through the phone number above through 10:00 p.m. Eastern Time on Wednesday, July 18, 2018. The webcast will also be available on our website for one year following the date of the earnings call.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the healthcare industry, primarily providers of long-term care; having a significant portion of our consolidated revenues contributed by one customer during the six months ended June 30, 2018; credit and collection risks associated with the healthcare industry; our claims experience related to workers’ compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the healthcare industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor-related matters such as minimum wage increases; continued realization of tax benefits arising from our corporate reorganization and self-funded health insurance program; risks associated with the reorganization of our corporate structure; realization of our expectations regarding the impact of the Tax Cuts and Jobs Act on our financial results; and the risk factors described in Part I of our Form 10-K for the fiscal year ended December 31, 2017 under “Government Regulation of Clients,” “Competition” and “Service Agreements and Collections,” and under Item IA. “Risk Factors” in such Form 10-K.

These factors, in addition to delays in payments from clients and/or clients in bankruptcy or clients with which we are in litigation to collect payment, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, retain and provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Theodore Wahl	Matthew J. McKee
President and Chief Executive Officer	Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	2018	2017	2018	2017
Revenues	$503,732	$470,876	$1,005,542	$875,366
Operating costs and expenses:
Cost of services provided	437,618	407,322	907,522	752,892
Selling, general and administrative	34,118	31,991	67,895	60,201
Income from operations	31,996	31,563	30,125	62,273
Other income:
Investment and interest	1,320	1,515	1,796	3,084
Income before income taxes	33,316	33,078	31,921	65,357
Income tax expense	7,502	10,527	6,035	20,789

Net income	$25,814	$22,551	$25,886	$44,568

Basic earnings per common share	$0.35	$0.31	$0.35	$0.61

Diluted earnings per common share	$0.35	$0.30	$0.35	$0.60

Cash dividends declared per common share	$0.19375	$0.18875	$0.38625	$0.37625

Basic weighted average number of common shares outstanding	73,982	73,276	73,947	73,176

Diluted weighted average number of common shares outstanding	74,487	74,269	74,606	74,108

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	June 30, 2018	December 31, 2017
Cash and cash equivalents	$13,155	$9,557
Marketable securities, at fair value	74,928	73,221
Accounts and notes receivable, net	343,665	378,720
Other current assets	69,049	65,908
Total current assets	500,797	527,406

Property and equipment, net	13,254	13,509
Notes receivable - long-term	37,386	15,476
Goodwill	51,084	51,084
Other intangible assets, net	28,650	30,881
Deferred compensation funding	30,697	28,885
Other assets	9,010	8,762
Total Assets	$670,878	$676,003

Accrued insurance claims - current	$23,702	$22,245
Other current liabilities	140,692	161,923
Total current liabilities	164,394	184,168

Accrued insurance claims - long term	67,459	62,454
Deferred compensation liability	30,891	29,429
Stockholders' equity	408,134	399,952
Total Liabilities and Stockholders' Equity	$670,878	$676,003

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